Exhibit 23.3
Cawley, Gillespie & Associates, Inc.
PETROLEUM CONSULTANTS
302 FORT WORTH CLUB BUILDING
306 WEST SEVENTH STREET
FORT WORTH, TEXAS 76102-4987
(817) 336-2461
CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.
     The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Annual Report on Form 10-K of Approach Resources Inc. for the year ended December 31, 2007. We hereby further consent to the use in such Annual Report on Form 10-K of information contained in our report setting forth the estimates of revenues from Approach Resources Inc.’s oil and gas reserves as of December 31, 2004 and December 31, 2005.

/s/ CAWLEY, GILLESPIE & ASSOCIATES, INC.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Fort Worth, Texas
March 25, 2008